UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 28, 2005

CAPITOL FEDERAL FINANCIAL

(Exact name of registrant as specified in its charter)

United States (State or other jurisdiction jurisdiction of incorporation)	0-24118 (Commission File No.)	48-1212142 (IRS Employer Identification Number)

700 Kansas Avenue, Topeka, Kansas	66603

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (785) 235-1341

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events

          On December 28, 2005, Capitol Federal Savings Bank (the "Bank"), a wholly owned subsidiary of Capitol Federal Financial (the "Company"), entered into a series of agreements (the "Fidelity Agreements") with Fidelity Information Services, Inc. and associated third party entities (collectively, "Fidelity") in connection with the planned replacement of the Bank's core information technology processing system. The Fidelity Agreements provide for the Bank's purchase of hardware, purchase and licensing of software and receipt of maintenance, support and other services. The principal software maintenance agreement has an initial term of five and one-half years, renewable thereafter for successive terms of 33 months. Also in connection with the replacement of its core information technology processing system, the Bank entered into a license and service agreement (the "Fiserv Agreement") on December 28, 2005 with Fiserv Solutions, Inc. ("Fiserv") for the use of Fiserv's proprietary mortgage loan origination system software. Under the Fiserv Agreement, maintenance services are to be provided for an initial term of five years, renewable thereafter for additional one-year terms. The Bank presently licenses Fiserv's proprietary consumer loan origination system software under a separate agreement.

          The Company currently estimates that the total cash outflows associated with the replacement of the Bank's core information technology processing system will be approximately $7.2 million, most of which will be capitalized.

Forward-Looking Statements

          This Current Report on Form 8-K contains forward-looking statements which are made by the Company in good faith pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties, including, without limitation, the possibility that the actual amounts of the Company's future cash expenditures associated with the replacement of the Bank's core information technology processing system will differ materially from currently estimated amounts, as well as other risks detailed in the Company's other filings with the Securities and Exchange Commission.

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SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITOL FEDERAL FINANCIAL

Date: January 17, 2006	By:	/s/ John B. Dicus John B. Dicus President and Chief Executive Officer

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